                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP


The Board of Directors
Enesco Group, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Enesco Group, Inc. of our reports dated February 18, 2003 with respect to the consolidated balance sheet of Enesco Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, retained earnings, comprehensive income and cash flows for the year then ended, and the related consolidated financial statement schedule, which reports are incorporated by reference in and appear in, respectively, the December 31, 2002 annual report on Form 10-K of Enesco Group, Inc. and subsidiaries.

Our reports refer to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.


/s/ KPMG LLP

Chicago, Illinois
May 7, 2003